Exhibit 4.9

List of Sales Agreements

The clients listed below signed a Sales Agreement substantially identical to this form of Sales Agreement.

No.	Client	Signing Date	Contract Term
1.	Chongqing Longjinyun Enterprise Management Partnership (Limited Partnership)	August 22, 2022	August 22, 2022 - August 21, 2023
2.	Chongqing Jiangbei District Taishangsai Enterprise Management Partnership (Limited Partnership)	August 29, 2022	August 29, 2022 - August 28, 2023

AGREEMENT NO.: [●]

Advisory and Transaction Service Agreement

This agreement is entered into as of [●], in Panyu District, Guangzhou, China by and between:

Party A: [●]

Authorized Representative: [●]

Company Registration No: [●]

Address: [●]

Party B: Guangdong Tiancheng Jinhui Enterprise Development Co., Ltd.

Authorized Representative: Dongliang Mao

Company Registration No: 91440101MA5CJ86P52

Address: Room 1304, Building 25, Tian’an Headquarters Center, No. 555 North Panyu Avenue, Donghuan Street, Panyu District, Guangzhou

According to “Civil Code of the People’s Republic of China” and relevant laws and regulations, after friendly consultation, both parties reach the following agreement for mutual compliance, regarding Party A’s engagement of Party B’s financing consultant.

Article 1 Cooperation Issues

1. It is agreed by both parties that Party A hires Party B as a financing consultant, providing advisory and transaction services for Party A’s projects in order to help complete financing.

2. Term of service under this agreement: From [●] to [●].

Article 2 Fees, Term and Payment of Service

1. Both parties agree that Party B’s service fee shall be calculated based on the transaction payment amount and shall be 20% (VAT included) of the transaction payment amount. The “transaction payment amount” refers to all funds to be paid directly or indirectly by the investors to Party A according to financing transacting contract, supplementary agreement, or other affiliate agreements.

Both parties agree that service fee shall be paid in installments. Party A shall pay the service fee of certain transaction in three days after the transaction payment amount of each phase has been received. Party A shall pay certain percentage of service fee, which is calculated according to the ratio of transaction receipts received in the current period to the total transaction period, to Party B in three days after the transaction payment amount has been received.

Party B’s Bank Information

Account Name: [●]

Account No.: [●]

Bank Name: [●]

2. Party B shall issue a general value-added tax invoice to Party A after receiving the service fee. Party A’s Invoice Information is listed as below:

Company: [●]

Company Registration No: [●]

3. Party A is responsible for Party B’s travel expenses for the travels required by Party A during the cooperation between the two parties. For the travel expense already paid by Party B, Party A shall reimburse Party B’s travel expenses on a monthly basis.

Article 3 Party A’s Rights and Obligations

1. Party A shall provide Party B with various situations, documents and materials related to investment affairs in a comprehensive and timely manner, and Party A shall verify the authenticity, legality, accuracy and integrity of the information provided.

2. Party A shall put forward clear and reasonable requirements for services provided by Party B

3. Party A shall pay Party B service fee on time and in full.

4. Party A is responsible for making independent judgments and decisions on the entrusted matters. Party A shall bear the loss caused by the decision made by Party A based on the opinions, suggestions and plans provided by Party B, expect for the losses caused by Party B’s negligence.

5. Period of validity of this agreement, Party A shall not engage any third party as financing consultant, providing services same or similar with the service under this contract, unless Party B agreed.

Article 4 Party B’s Rights and Obligations

1. Party B shall provide advisory and transaction services to Party A diligently and responsibly in accordance with this agreement.

2. Party B shall prudently complete the entrusted matters after obtaining the documents and materials provided by Party A, and notify the work progress at the request of Party A.

3. If Party A contacts the counterparty of the financing project and concludes the financing transaction after Party B provides some or all of the services stipulated in this agreement for the financing project, or Party A re-contacts the counterparty for the financing project and concludes the financing transaction within 3 years after the financing project is not successfully concluded, regardless of whether Party B provides services for the entire project, Party B shall have the right to charge service fees in accordance with this agreement. Party A shall not refuse to pay.

4. In order to ensure that the service content stipulated in the agreement is carried out in a multi-angle and more professional manner, Party A irrevocably authorizes Party B to hire a professional service team with professional quality and professional ethics in the professional field to provide services for Party A. Party A shall cooperate with the professional service team hired by Party B.

Article 5 Confidentiality

The project financing information and materials involved in the cooperation process of both parties are all confidential information, and the ownership thereof is owned by the provider. The recipient is obliged to keep confidential the confidential information provided by the provider. Without the written permission of the provider, it is not allowed to disclose to any third party, use the provider’s trade secrets for its own profit, or allow the third party to use the provider’s trade secrets without authorization. However, the disclosure is not limited to the requirements of relevant laws and regulations, government authorities, stock exchanges or other industry authorities (if it happens, the disclosing party shall notify the other party within 24 hours of receiving the notification). If one party causes losses to the other party due to breach of confidentiality obligations, the observant party has the right to request the other party to compensate for all losses suffered thereby.

However, after the project financing is completed, while Party A discloses the financing information, it also authorizes Party B to release the financing information of Party A as a cooperative financing consultant, but the information to be released shall be confirmed in writing by Party A in advance.

Article 6 Default

1. If one party fails to pay the fees to the other party in a timely manner as agreed in this agreement, the party shall pay liquidated damages to the other party according to 0.05% of the amount payable but not paid each overdue day, and the observant party has the right to stop work and request the other party to pay the due fees and liquidated damages on time and in full within the prescribed time limit.

2. In addition to the above, if one party violates the commitments, guarantees and other obligations under this agreement, causing losses to the non-compliant party, the breaching party shall be liable for compensation to the non-compliant party according to the actual losses caused to the non-compliant party.

Article 7 Applicable Law and Dispute Resolution

1. The signing, validity, performance, interpretation and enforceability of this agreement are governed by PRC laws.

2. Any disputes arising from the theorem, validity, interpretation and performance of this agreement or related to this agreement shall be resolved by both parties through negotiation. If the negotiation fails, either party has the right to apply to the Guangzhou Arbitration Commission for arbitration.

Article 8 Other Issues

1. This contract is made out in 2 copies: Party A and Party B respectively hold one. Each copy has the same legal effect.

2. This agreement comes into effect once being stamped and signed by all parties. Once this agreement takes effect, neither party may unilaterally terminate this agreement.

3. This agreement is allowed to be amended or terminated in writing by mutual agreement of both parties.

4. Matters not covered in this agreement shall be implemented in accordance with relevant laws and regulations. If the laws and regulations do not provide, the two parties shall negotiate separately and sign a written supplementary agreement. Supplementary agreements to this agreement are an integral part of this agreement and have the same legal effect as this agreement.

[No text below]

[The following is the signature page without text]

Party A (Seal):	[●] (Seal)
Authorized Representative:	[●] (Seal)
Date:	[●]

Party B (Seal):	Guangdong Tiancheng Jinhui Enterprise Development Co., Ltd. (Seal)
Authorized Representative:	[●] (Seal)
Date:	[●]